Exhibit 99.1

Vision Sensing Acquisition Corp.

Announces Payment of Fee to Extend Period to Consummate Initial Business Combination to February 3, 2024

Miami, FL – Wednesday, January 3, 2024 — Vision Sensing Acquisition Corp. (NASDAQ: VSACU, VSAC, VSACW) (the “Company”) a special purpose acquisition company, announced today that yesterday its sponsor, Vision Sensing, LLC, deposited $60,000 into the Company’s trust account, which is the sum that the Company must pay to extend the date by which the Company must consummate its initial business combination from January 3, 2024 to February 3, 2024 (the “Extension”). The Company has issued to its sponsor a non-interest bearing, unsecured promissory note in the principal amount of $60,000 as consideration for the funding. This is the third of up to six one-month extensions that the Company is authorized to obtain under its amended and restated certificate of incorporation as recently amended on October 25, 2023. The Extension provides the Company with additional time to find an acquisition target and complete its initial business combination.

About Vision Sensing Acquisition Corp.

Vision Sensing Acquisition Corp. (“VSAC”) is a Special Purpose Acquisition Company (“SPAC”) that has been established to focus on the acquisition of vision sensing technologies (“VST”) including hardware solutions (chips / modules / systems), related application software, artificial intelligence and other peripheral technologies that assist to integrate and/or supplement VST applications. For more information visit www.vision-sensing.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. VSAC’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, risks and uncertainties described in reports and other public filings with the SEC by VSAC, including VSAC’s Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 24, 2023 and its most recent Forms 10-Q, as filed with the SEC on May 15, 2023 and August 28, 2023. These risk factors are not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. There may be additional risks that VSAC does presently know, or that VSAC currently believes are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements should not be relied upon as representing VSAC’s assessments as of any date subsequent to the date of this press release. VSAC undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Investor Relations Contact:

Chris Tyson

MZ North America

VSAC@mzgroup.us

949-491-8235

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